Exhibit 99.1

NEWS RELEASE	The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com

FOR IMMEDIATE RELEASE

Media Relations	Investor Relations

Sarah Cohn tel: +1 561.322.7029 scohn@adt.com	Lawrence DeMarco tel: +1 561.988.7423 ldemarco@adt.com

MICHAEL GELTZEILER NAMED ADT CHIEF FINANCIAL OFFICER

New CFO Brings More Than 30 Years of Public Company Financial Leadership Experience

Boca Raton, Fla., Oct. 14, 2013 – The ADT Corporation (NYSE: ADT) today announced that Michael Geltzeiler will join the company as its chief financial officer. Geltzeiler is currently the chief financial officer and group executive vice president at NYSE Euronext. Reporting directly to ADT Chief Executive Officer Naren Gursahaney, Geltzeiler will be responsible for leading the company’s financial strategy to help drive profitable business growth and create shareholder value.

Prior to joining NYSE Euronext five years ago, Geltzeiler served as president for school and educational services at the Reader’s Digest Association, and was the organization’s chief financial officer and senior vice president from 2001 to 2007. He also served as chief financial officer of marketing services, corporate controller and chief financial officer for the EMEA region at ACNielsen Corporation, and in a variety of senior finance positions both in the United States and abroad at Dun & Bradstreet.

“Michael has a proven track record serving as CFO at public companies with subscriber-based revenue models,” said Gursahaney. “His extensive capital markets experience, operational skills and financial acumen will help us to deliver value for our shareholders. Under Michael’s leadership, we will build on the important step we recently took towards executing on a capital structure plan that supports our overall business strategy. We are pleased to have him join our executive team.”

“ADT is a widely respected company and a clear leader in the industry, and I am honored to be joining the team,” said Geltzeiler. “There is significant potential to grow ADT’s residential and small business security and automation segments. The company has a strong balance sheet, a broad portfolio of innovative solutions and a talented management team that is passionate about its more than 6.5 million customers. I look forward to making a meaningful contribution to the organization and serving its shareholders.”

Geltzeiler holds an MBA in finance from New York University’s Stern School of Business, a Bachelor of Science in accounting from the University of Delaware, and a CPA certification from New York State. He is expected to join ADT shortly after the successful close of the acquisition of NYSE Euronext by IntercontinentalExchange, which is targeted for November 4.

About ADT

The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT’s broad and pioneering set of products and services, including ADT Pulse interactive home and business solutions, and home health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to more than six million customers, and it employs approximately 17,000 people at 200 locations. More information is available at www.adt.com.